Exhibit 10.8

OBALON THERAPEUTICS, INC.
DIRECTOR COMPENSATION PROGRAM

(EFFECTIVE MARCH 13, 2019)

Eligible Directors (as defined below) on the board of directors (the “Board”) of Obalon Therapeutics, Inc. (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Director Compensation Program (this “Program”). The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, an “Eligible Director”), who may be eligible to receive such cash or equity compensation, unless such Eligible Director declines the receipt of such cash or equity compensation by written notice to the Company. This Program shall become effective as of the date set forth above.
This Program may be amended, modified or terminated by the Board at any time in its sole discretion. No Eligible Director shall have any rights hereunder, except with respect to equity awards granted pursuant to Section 2 of this Program.
1.Cash Compensation.

a.Annual Retainers. Each Eligible Director shall be eligible to receive an annual cash retainer of $35,000 for service on the Board.

b.Additional Annual Retainers. In addition, an Eligible Director shall receive the following additional annual retainers, as applicable:

(i)    Chairperson of the Board. An Eligible Director serving as Chairperson of the Board shall receive an additional annual retainer of $25,000 for such service.
(ii)    Audit Committee. An Eligible Director serving as Chairperson of the Audit Committee shall receive an additional annual retainer of $17,500 for such service. An Eligible Director serving as a member of the Audit Committee (other than the Chairperson) shall receive an additional annual retainer of $7,500 for such service.
(iii)    Compensation Committee. An Eligible Director serving as Chairperson of the Compensation Committee shall receive an additional annual retainer of $12,500 for such service. An Eligible Director serving as a member of the Compensation Committee (other than the Chairperson) shall receive an additional annual retainer of $5,000 for such service.
(iv)     Nominating and Corporate Governance Committee. An Eligible Director serving as Chairperson of the Nominating and Corporate Governance Committee shall receive an additional annual retainer of $7,500 for such service. An Eligible Director serving as a member of the Nominating and Corporate Governance Committee (other than the Chairperson) shall receive an additional annual retainer of $5,000 for such service.
c.Payment of Retainers. The annual cash retainers described in Sections 1(a) and 1(b) above shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company at in arrears not later than thirty days following the end of the applicable calendar quarter. In the event an Eligible Director does not serve as an Eligible Director for an entire calendar quarter, the retainer paid to such Eligible Director shall be prorated for the portion of such calendar quarter actually served as an Eligible Director.

2.Equity Compensation. Eligible Directors shall be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2016 Equity Incentive Plan or any other applicable Company equity incentive plan then-maintained by the Company (such plan, as may be amended from time to time, the “Equity Plan”) and may be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the forms approved by the Board. All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all grants of equity awards hereby are subject in all respects to the terms of the Equity Plan. Notwithstanding any provision to the contrary in this Program or the Equity Plan, the amount of any cash compensation and/or the grant date fair value (determined as of the date of the grant under Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all awards granted under this Program shall be subject to any limitations imposed under the Equity Plan or any other applicable agreement, program, policy or plan. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Equity Plan.

a.Initial Awards. Each Eligible Director who is initially elected or appointed to serve on the Board after the effective date of this Program shall automatically be granted, on the date of such election or appointment, an Option (as defined in the Equity Plan) covering a number of Shares such that the Option has an aggregate Grant-Date Fair Value (as defined below) equal to $300,000, rounded down to the nearest whole Share and subject to adjustment as provided in the Equity Plan. The Options described in this Section 2(a) shall be referred to herein as the “Initial Award”. Each Initial Award shall vest shall with respect to 1/36 of the Shares subject to the Initial Award on each monthly anniversary of the applicable grant date, subject to continued service. No Eligible Director shall be granted more than one Initial Award. Each Initial Award shall have an exercise price per Share equal to the Fair Market Value of a Share on the applicable grant date. Additionally, each Initial Award shall have a maximum term of ten years from the applicable grant date.

b.Annual Awards. An Eligible Director who is serving on the Board as of the date of any annual meeting of the Company’s stockholders after the effective date of this Program and will continue to serve as an Eligible Director immediately following such meeting shall be automatically granted, on such date of the applicable meeting, a number of Restricted Stock Units (as defined in the Equity Plan) with an aggregate Grant-Date Fair Value (as defined below) equal to $100,000, rounded down to the nearest whole Share and subject to adjustment as provided in the Equity Plan. The Restricted Stock Units described in this Section 2(b) shall be referred to herein as the “Annual Awards”. Each Annual Award shall vest in full on the earlier of the one-year anniversary of the grant date and the date of the annual meeting following the date of grant (such date, the “Vesting Date”), subject to the Eligible Director continuing in service as an Eligible Director through the vesting date.

c.Settlement of Annual Awards. The Shares subject to the Annual Award will be delivered on the thirtieth (30th) day following the earliest to occur of: (i) the second anniversary of the Vesting Date, (ii) the date of the Eligible Director’s “separation from service” from the Company within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) and (iii) the date of the occurrence of a “change of control event” (within the meaning of Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder) with respect to the Company.

d.Grant Date Fair Value. For the purposes of this Program, “Grant Date Fair Value” shall mean the fair value of an award as of the date of grant as determined in accordance with ASC Topic 718, “Share-Based Payment”, and for Options, using the Black-Scholes pricing model and the valuation assumptions used by the Company in accounting for options as of such date of grant, and for Restricted Stock Units, using the closing price of our common stock on the date of grant.